
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in federally tax-exempt revenue bonds, which financed construction and/or ownership of multi-family residential properties. In accordance with industry practice, its balance sheet is unclassified. For full informaiton, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   6-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               JUN-30-1997
<CASH>                                       4,684,788
<SECURITIES>                                         0
<RECEIVABLES>                                  571,437
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             118,777,719<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                 111,541,088<F2>
<TOTAL-LIABILITY-AND-EQUITY>               118,777,719<F3>
<SALES>                                              0
<TOTAL-REVENUES>                             4,493,591<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                               214,664<F5>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              4,166,617
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          4,166,617
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 4,166,617
<EPS-PRIMARY>                                      .55<F6>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include investment in revenue bonds of $111,747,000, net deferred expenses of $941,545 and escrowed funds of $832,949.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $1,049,474 and excess of equity in losses of property-owning investees over investments therein of $6,187,157.
<F4>Total revenue includes interest income of $4,493,591.
<F5>Other expenses include equity in losses of property-owning investees of
$112,310 and general and administrative expenses of $214,664.
<F6>Represents net income per Assigned Benefit Certificate.

